Exhibit 99.1

HEI Announces Pricing of Private Offering of Hawaiian Electric Senior Notes
HONOLULU, Hawaii – September 11, 2025 – Hawaiian Electric Industries, Inc. (“HEI”) (NYSE – HEI), the parent company of Hawaiian Electric Company, Inc. (“Hawaiian Electric”), announced today the pricing of Hawaiian Electric’s $500 million aggregate principal amount of 6.000% Senior Notes due 2033 (the “Notes”).
Hawaiian Electric intends to use the net proceeds from the offering to finance capital expenditures, repay long-term debt and/or short-term debt, including its revolving credit facility and term loan, used to finance or refinance capital expenditures and/or reimburse funds used for the payment of capital expenditures. The offering is expected to close on or about September 18, 2025, subject to customary closing conditions.
The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.
The information contained herein is provided for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Use of Forward-Looking Statements
This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward- looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.
Investor Contact
Mateo Garcia
Director, Investor Relations
ir@hei.com
(808) 543-7300
Source: Hawaiian Electric Industries, Inc.

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